Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Fourth Quarter and Full Year Fiscal 2012 diluted EPS of $1.75 and $5.89, up 34% and 29% over Fiscal 2011

HIGHLIGHTS
- Q4 2012 Company-owned comparable net bakery-cafe sales up 5.1%
- Q4 2012 Revenue increased 15% to $572 million
- FY 2012 System-wide new bakery-cafe AWS hit record high of $46,884
- FY 2013 EPS growth target of 17% to 19% versus FY 2012 EPS

St. Louis, MO, February 5, 2013 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $52 million, or $1.75 per diluted share, for the thirteen weeks ended December 25, 2012. The fourth quarter fiscal 2012 results compare to net income of $39 million, or $1.31 per diluted share, for the fourth quarter ended December 27, 2011, and represent a 34% year-over-year increase in diluted earnings per share. The fourth quarter fiscal 2011 results include a one-time pre-tax charge of $5 million. Excluding this charge, fourth quarter fiscal 2012 diluted earnings per share increased 23% year-over-year.

For the fifty-two weeks ended December 25, 2012, net income was $173 million, or $5.89 per diluted share. The full year fiscal 2012 results compare to net income of $136 million, or $4.55 per diluted share, for the fifty-two weeks ended December 27, 2011, and represent a 29% year-over-year increase in diluted earnings per share. The full year fiscal 2011 results include a one-time pre-tax charge of $5 million. Excluding this charge, full year fiscal 2012 diluted earnings per share increased 27% year-over-year.

The Company's fourth quarter and full year fiscal 2012 consolidated statements of comprehensive income and margin analyses are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	December 25, 2012	December 27, 2011

Total revenue	$571,549	$495,765	15%
Net income	$51,612	$38,620	34%
Diluted earnings per share	$1.75	$1.31	34%
Shares used in diluted EPS	29,421	29,402

	For the 52 Weeks Ended		Percentage Change
	December 25, 2012	December 27, 2011

Total revenue	$2,130,057	$1,822,032	17%
Net income	$173,448	$135,952	28%
Diluted earnings per share	$5.89	$4.55	29%
Shares used in diluted EPS	29,455	29,903

Fourth Quarter Fiscal 2012 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the fourth quarter fiscal 2012, Company-owned comparable net bakery-cafe sales increased 5.1%, franchise-operated comparable net bakery-cafe sales increased 4.7%, and system-wide comparable net bakery-cafe sales increased 4.9% compared to the comparable period in fiscal 2011. Two year Company-owned comparable net bakery-cafe sales increased 11.0%, two year franchise-operated comparable net bakery-cafe sales increased 7.9%, and two year system-wide comparable net bakery-cafe sales increased 9.3%.

The Company-owned comparable net bakery-cafe sales increase of 5.1% in the fourth quarter fiscal 2012 was comprised of a year-over-year transaction decline of 0.3% and average check growth of 5.4%. The Company estimates the impact of Hurricane Sandy resulted in a transaction loss of approximately 0.3% in the fourth quarter fiscal 2012. Average check growth was comprised of retail price increases of approximately 2.5% and positive mix impact of approximately 2.9%. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.

Operating Margin

In the fourth quarter fiscal 2012, the Company generated operating margin improvement of approximately 200 basis points compared to the fourth quarter fiscal 2011. This increase was driven primarily by higher bakery-cafe margins and lower general and administrative expenses. General and administrative expenses were lower primarily due to a $5 million one-time pre-tax charge in the fourth quarter fiscal 2011. Excluding this one-time charge, the Company generated year-over-year operating margin improvement of approximately 100 basis points in the fourth quarter fiscal 2012.

New Bakery-Cafe Development and AWS

During the fourth quarter fiscal 2012, the Company opened 18 new bakery-cafes and its franchisees opened 14 new bakery-cafes. For the full year fiscal 2012, the Company and its franchisees opened 123 new bakery-cafes (59 Company-owned and 64 franchise-operated). As a result, there were 1,652 bakery-cafes open system-wide as of December 25, 2012.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of September 25, 2012	792	833	1,625
Bakery-cafes opened	18	14	32
Bakery-cafes closed	(1)	(4)	(5)
Bakery-cafes as of December 25, 2012	809	843	1,652

Average weekly sales ("AWS") for Company-owned new bakery-cafes for full year fiscal 2012 was a record $47,029 compared to $41,637 in full year fiscal 2011. AWS for franchise-operated new bakery-cafes for full year fiscal 2012 was a record $46,781 compared to $41,438 in full year fiscal 2011. A schedule of the fourth quarter and full year fiscal 2012 AWS is attached as Schedule II.

Use of Capital

During the fourth quarter fiscal 2012, the Company repurchased 124,100 shares at an average share price of $161.00. The share repurchase had a nominal impact on the Company's fourth quarter fiscal 2012 earnings per diluted share. The Company has approximately $580 million available under its existing $600 million repurchase authorization as of the date of this release.

Bill Moreton, President and Co-CEO, commented, "We are pleased to report our fifth consecutive year of 20% plus EPS growth driven in large part by our 6.5% comparable store sales increase. Our philosophy of continued investment in the quality of our food, marketing, and operations is driving this success."

Full Year 2013 Targets

Full Year Fiscal 2013 Targets

Diluted EPS Target

The Company is maintaining its targeted full year fiscal 2013 diluted earnings per share growth rate of 17% to 19% even after higher than previously targeted fiscal 2012 diluted earnings per share. The diluted earnings per share growth target includes the favorable impact of the 53rd week in fiscal 2013 but does not assume additional share repurchases.

The full year fiscal 2013 diluted earnings per share growth target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is maintaining its target for Company-owned comparable bakery-cafe sales growth for fiscal 2013 of 4.5% to 5.5%.

Operating Margin

The Company's fiscal 2013 EPS growth target assumes its operating margin will be flat to up 50 basis points when compared to fiscal 2012. This target reflects incremental investments to provide greater access for customers, increased operational capabilities, and improvement to the Company's core enterprise systems.

New Bakery-Cafe Development and AWS

The Company's fiscal 2013 new bakery-cafe target is now 115 to 125 system-wide bakery-cafe openings and the average weekly net sales performance target for new Company-owned bakery-cafes remains at $40,000 to $42,000.

First Quarter Fiscal 2013 Outlook

Establishing First Quarter Fiscal 2013 Targets

Diluted EPS Target

The Company's first quarter fiscal 2013 diluted earnings per share target assumes earnings per diluted share of $1.62 to $1.66, which would represent an increase of 16% to 19% in the first quarter fiscal 2013 versus the comparable period in fiscal 2012.

The first quarter fiscal 2013 diluted earnings per share target includes the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's first quarter fiscal 2013 Company-owned comparable bakery-cafe sales growth is targeted at 4.0% to 5.0% versus the comparable period in fiscal 2012.

The Company announced today Company-owned comparable net bakery-cafe sales in the first 41 days of the first quarter fiscal 2013 were up approximately 3.9%. The comparable net bakery-cafe sales growth for the same period in fiscal 2012 was approximately 8.9%, which was aided by favorable weather in 2012. As a result, two year Company-owned comparable net bakery-cafe sales increased 12.8% in the first 41 days of the first quarter fiscal 2013.

Operating Margin Target

In the first quarter fiscal 2013, the Company is targeting operating margin improvement of 25 to 75 basis points, primarily due to favorable bakery-cafe margins.

CFO Hire

As announced in a separate press release today, Roger Matthews will be joining the Company as Executive Vice President and Chief Financial Officer effective March 18, 2013. Pat Kelly, who has served as the Company's Interim CFO since April 2012, will remain in place until the end of March to ensure a smooth transition.

Concluding Comment

Ron Shaich, Chairman and Co-CEO, commented, “We believe that our consistent financial performance is the outgrowth of our long-term strategy of driving competitive advantage through the quality, craftsmanship, and innovation of our menu offerings; the comfort and warmth of our bakery-cafe environments; and the dedication and passion of our associates. We believe the continued investments we are making in all of these areas position Panera well for continued, long-term earnings growth in our targeted range of 15 to 20%."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, February 6, 2013, to discuss the fourth quarter fiscal 2012 results, preliminary comparable net bakery-cafe sales results for the first 41 days of the first quarter fiscal 2013 and first quarter and full year targets and business outlook for fiscal 2013. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.

We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,652 bakery-cafes as of December 25, 2012 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 27, 2011 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	December 25, 2012	December 27, 2011
Revenues:
Bakery-cafe sales, net	$505,051	$435,576
Franchise royalties and fees	27,176	24,512
Fresh dough and other product sales to franchisees	39,322	35,677
Total revenues	571,549	495,765
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$147,804	$127,422
Labor	148,559	129,620
Occupancy	34,202	30,610
Other operating expenses	68,474	58,866
Total bakery-cafe expenses	399,039	346,518
Fresh dough and other product cost of sales to franchisees	33,774	30,335
Depreciation and amortization	23,649	21,030
General and administrative expenses	29,530	32,567
Pre-opening expenses	2,245	2,769
Total costs and expenses	488,237	433,219
Operating profit	83,312	62,546
Interest expense	407	206
Other (income) expense, net	(2,626)	(323)
Income before income taxes	85,531	62,663
Income taxes	33,919	24,043
Net income	$51,612	$38,620

Earnings per common share:
Basic	$1.77	$1.33
Diluted	$1.75	$1.31
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,240	29,140
Diluted	29,421	29,402

Other comprehensive income, net of tax:
Foreign currency translation adjustment	$(215)	$(6)
Other comprehensive income	(215)	(6)
Comprehensive income	$51,397	$38,614

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 52 Weeks Ended
	December 25, 2012	December 27, 2011
Revenues:
Bakery-cafe sales, net	$1,879,280	$1,592,951
Franchise royalties and fees	102,076	92,793
Fresh dough and other product sales to franchisees	148,701	136,288
Total revenues	2,130,057	1,822,032
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$552,580	$470,398
Labor	559,446	484,014
Occupancy	130,793	115,290
Other operating expenses	256,029	216,237
Total bakery-cafe expenses	1,498,848	1,285,939
Fresh dough and other product cost of sales to franchisees	131,006	116,267
Depreciation and amortization	90,939	79,899
General and administrative expenses	117,932	113,083
Pre-opening expenses	8,462	6,585
Total costs and expenses	1,847,187	1,601,773
Operating profit	282,870	220,259
Interest expense	1,082	822
Other (income) expense, net	(1,208)	(466)
Income before income taxes	282,996	219,903
Income taxes	109,548	83,951
Net income	$173,448	$135,952

Earnings per common share:
Basic	$5.94	$4.59
Diluted	$5.89	$4.55
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,217	29,601
Diluted	29,455	29,903

Other comprehensive income, net of tax:
Foreign currency translation adjustment	$364	$33
Other comprehensive income	364	33
Comprehensive income	$173,812	$135,985

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	December 25, 2012	December 27, 2011
Revenues:
Bakery-cafe sales, net	88.4%	87.9%
Franchise royalties and fees	4.8	4.9
Fresh dough and other product sales to franchisees	6.9	7.2
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.3%	29.3%
Labor	29.4	29.8
Occupancy	6.8	7.0
Other operating expenses	13.6	13.5
Total bakery-cafe expenses	79.0	79.6
Fresh dough and other product cost of sales to franchisees (2)	85.9	85.0
Depreciation and amortization	4.1	4.2
General and administrative expenses	5.2	6.6
Pre-opening expenses	0.4	0.6
Total costs and expenses	85.4	87.4
Operating profit	14.6	12.6
Interest expense	0.1	—
Other (income) expense, net	(0.5)	(0.1)
Income before income taxes	15.0	12.6
Income taxes	5.9	4.8
Net income	9.0%	7.8%

Other comprehensive income	—	—
Comprehensive income	9.0%	7.8%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 52 Weeks Ended
	December 25, 2012	December 27, 2011
Revenues:
Bakery-cafe sales, net	88.2%	87.4%
Franchise royalties and fees	4.8	5.1
Fresh dough and other product sales to franchisees	7.0	7.5
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.4%	29.5%
Labor	29.8	30.4
Occupancy	7.0	7.2
Other operating expenses	13.6	13.6
Total bakery-cafe expenses	79.8	80.7
Fresh dough and other product cost of sales to franchisees (2)	88.1	85.3
Depreciation and amortization	4.3	4.4
General and administrative expenses	5.5	6.2
Pre-opening expenses	0.4	0.4
Total costs and expenses	86.7	87.9
Operating profit	13.3	12.1
Interest expense	0.1	—
Other (income) expense, net	(0.1)	—
Income before income taxes	13.3	12.1
Income taxes	5.1	4.6
Net income	8.1%	7.5%

Other comprehensive income	—	—
Comprehensive income	8.2%	7.5%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II - Supplemental Sales and Bakery-Cafe Information

System-Wide AWS
	2012	2011	2010	2009	2008
AWS	$46,676	$44,313	$42,852	$39,926	$39,239

	2012 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
	2012 Opens [a]	2011 Opens [a]	2010 Opens & Prior	2012 Acquisitions [c]	2011 Acquisitions [c]	Total	2011 Opens [b]	2010 Opens & Prior	AWS Total
Bakery-Cafes	59	53	651	16	30	809
Q1 12	$51,331	$41,260	$45,758	$—	$44,640	$45,426	-16.7%	7.7%	6.8%
Q2 12	$47,394	$41,791	$47,272	$56,772	$47,790	$47,113	-0.9%	7.2%	6.8%
Q3 12	$46,882	$40,839	$45,930	$55,474	$47,941	$45,894	1.4%	6.4%	6.4%
Q4 12	$46,614	$43,001	$49,090	$61,456	$49,583	$48,811	2.9%	5.4%	5.3%
2012 YTD	$47,029	$41,723	$47,010	$57,901	$47,489	$46,836	0.2%	6.6%	6.3%

[a] 2012 and 2011 Company-owned AWS excludes acquisition data.

[b] Change in Company-owned AWS in 2012 from 2011 compares 53 bakery-cafes in 2012 against 53 bakery-cafes at the end of the fourth quarter fiscal 2011.

[c] Represents 16 Panera bakery-cafes in 2012 and 25 Panera bakery-cafes and five Paradise bakery-cafes in 2011.

	2012 Franchise-Operated AWS By Year Opened					Year-Over-Year Change in Franchise-Operated AWS
	2012 Opens [d]	2011 Opens [d]	2010 Opens & Prior	2011 Acquisitions [f]	Total	2011 Opens [e]	2010 Opens & Prior	AWS Total
Bakery-Cafes	64	59	718	2	843
Q1 12	$47,982	$40,141	$46,189	$22,888	$45,714	-11.8%	6.0%	4.9%
Q2 12	$46,866	$40,565	$46,783	$23,902	$46,289	-8.5%	5.2%	4.3%
Q3 12	$48,102	$39,970	$46,065	$23,443	$45,692	—%	5.3%	5.0%
Q4 12	$45,626	$42,456	$49,102	$24,653	$48,360	3.7%	4.3%	3.7%
2012 YTD	$46,781	$40,780	$47,029	$23,722	$46,526	-1.6%	5.2%	4.5%

[d] 2012 and 2011 Franchise-operated AWS excludes acquisition data.

[e] Change in Franchise-operated AWS in 2012 from 2011 compares 59 bakery-cafes in 2012 against 59 bakery-cafes at the end of the fourth quarter fiscal 2011.

[f] Represents two Paradise bakery-cafes.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 12	7	15	22	Q1 11	8	11	19
Q2 12	17	16	33	Q2 11	13	15	28
Q3 12	17	19	36	Q3 11	8	17	25
Q4 12	18	14	32	Q4 11	24	16	40
2012 YTD	59	64	123	2011 YTD	53	59	112

AWS - average weekly net sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III - Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 52 Weeks Ended
	October 23, 2012	November 27, 2012	December 25, 2012	December 25, 2012	December 25, 2012
Company-owned	6.0%	4.4%	5.2%	5.1%	6.5%
Franchise-operated	5.5%	4.0%	4.9%	4.7%	5.0%
System-wide	5.7%	4.2%	5.1%	4.9%	5.7%

Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and if such acquisition date occurred prior to the first day of our prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

PANERA BREAD COMPANY
Schedule IV - Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

	For the 13 weeks Ended	For the 52 weeks Ended
	December 27, 2011	December 27, 2011
Net income, excluding settlement charge	$41,702	$139,043
Amount reserved for settlement of a legal matter (1)	3,082	3,091
Net income	$38,620	$135,952

Weighted average diluted shares of common and common equivalent shares outstanding	29,402	29,903

Diluted earnings per share, excluding settlement charge	$1.42	$4.65
Impact of settlement charge on diluted earnings per share	0.11	0.10
Diluted earnings per share	$1.31	$4.55

(1) Amount reserved in the fourth quarter of fiscal 2011 for the proposed settlement of a legal matter was $5 million before the respective periods' effective income tax rate.